Exhibit 99.1

New York City REIT, Inc (NYSE: NYC) Fourth Quarter and Full Year 2021 Earnings Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Operator

Good morning and welcome to the New York City REIT Fourth Quarter and Full Year 2021 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to [Louisa Quarto, Executive Vice President]. Please go ahead.

Louisa

Thank you, operator. Good morning everyone and thank you for joining us for NYC's Fourth Quarter and Full Year 2021 Earnings Call. This event is being webcast in the Investor Relations section of NYC's website at www.newyorkcityreit.com. Joining me today on the call to discuss the quarter's results are Mike Weil, NYC's Chief Executive Officer, and Chris Masterson, NYC's Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the 10-K filed for the year ended December 31, 2020 filed on March 29, 2021 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this call are only made as of the date of this call. As stated in our SEC filings, NYC disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Weil, Chief Executive Officer of New York City REIT. Please go ahead, Mike.

Mike Weil

Thanks, Louisa. Good morning and thank you for joining us. Today we’ll discuss the strong return that NYC achieved for shareholders in 2021 and how our proactive asset and property management initiatives have helped us successfully navigate two years of pandemic impacts. Thankfully, it appears that New York has turned another corner as COVID-positivity rates drop and vaccination rates soar. The statewide rollback of pandemic-related regulations and mandates paves the way for workers to return to offices en masse and for the vibrancy of New York City to return to normal. Because we have long been preparing for it, New York City REIT is well positioned to benefit as New Yorkers return to their offices and tourists return in significant numbers.

For the period between the beginning of 2021 through March 1, 2022, we delivered an exceptional total return to shareholders of 55% based on stock price appreciation and dividends paid. This outperformed the S&P 500 by over 36% and a group of New York City-focused peer REITs by over 31%. Through these unprecedented times, NYC has continued to outperform the market and our peers. Nonetheless, we believe that there remains significant potential for our pure-play New York City portfolio, which is marked by investment-grade and government agency tenants and which has proven resilience over the last two years, to create meaningful value for years to come.

Over the last year we recorded growing rent collection across our portfolio. In the fourth quarter we collected 96% of the original cash rent due for the period, a 4% increase from 92% of the amount due in the third quarter, and a 14% improvement from amount due in the fourth quarter of 2020. In addition, we collected 100% of the deferred rent that was due in the third and fourth quarters of 2021, pursuant to approved agreements. Our Annual Report on Form 10-K will provide additional detail on cash collections.

As the largest, densest city in the country, the impact of COVID on New York City was perhaps deeper and longer lasting than anywhere else in the United States. In light of this, we remain pleased with the results of our proactive asset management and property management functions, which have maintained rent collection throughout the pandemic.

Our asset management team remains engaged with our tenants working towards a complete recovery from pandemic-related challenges. We worked closely with our tenants to reach agreements that allowed them to continue their operations and remain at our buildings. Where no agreement was possible, such as with space formerly leased to Knotel, Icon Parking and Quik Park, we rapidly signed new leases and licensing agreements to replace the prior tenants. Along these lines, last year we launched a co-working office, Innovate NYC, at 1140 Avenue of the Americas in space that was already set up, furnished, and with some licensees in place from the previous co-working tenant.

Last year we also executed two leases which contained percentage rent clauses, tying a portion of rent from key retail tenants to sales that we expected to increase over time while their businesses began to rebound from pandemic lows. Since execution, both tenants have performed exceptionally well and, as a result, have nearly returned to original cash rent levels much sooner than expected. These leases are another example of how, at every opportunity, we've been responsive, creative, and innovative in our approach to managing our portfolio.

Specifically, we have signed leases with former tenants of Knotel and leased up much of the space at 9 Times Square and 123 William Street in the year since Knotel declared bankruptcy. Through March 1, 2022, we have replaced more than 69% of the 71,200 square feet formerly occupied by Knotel with creditworthy, rent-paying tenants. These leases have a weighted-average remaining lease term of seven years and combined annualized straight-line rent of almost two and a half million dollars, or 64% of the previous Knotel rent. Recently, LHI executed a full five-year lease for additional space after previously signing a two-year license, not only extending but growing their occupancy. Our team has done an amazing job leasing and licensing the former Knotel space in only 13 months. The remaining high-quality, turn-key space is being actively marketed and we believe it will be very attractive to new tenants who are establishing or reestablishing physical office space as COVID abates.

Last quarter we finalized a seamless transfer of management of our parking garages to a new operator. In connection with the transition, we agreed to a $1.4 million termination fee payment from the former operator. The transfer of responsibility for these garages couldn't have been better executed and we’re happy to have a new partner running these properties.

Our asset management team has also been very busy working on lease renewals, encouraging current tenants to execute renewals well before the lease expiration. For the full year of 2021, we executed 17 new leases for over 200,000 square feet that added approximately $7.4 million of annualized straight-line rent. In addition to new leases, we completed four lease renewals, including a five-year lease extension with an Aa2 credit rated tenant that increased annualized straight-line rent from the tenant by $300,000. We also have a forward leasing pipeline of over 14,000 square feet that will increase occupancy to 84% if these leases commence. At year end, our $852.7 million, 1.2 million square foot portfolio had occupancy of 82.9%, and a weighted average remaining lease term of 6.9 years.

Of course, all the good work and progress we have made throughout our portfolio is done for the purpose of continuing to grow and improve our quarterly and annual results. I'm happy to report that our leasing and asset management initiatives have begun to reflect well in our numbers. I’ll let Chris give more details, but quarter over quarter, revenue grew by 53%, adjusted EBITDA grew to $11.9 million from $4.1 million and Core FFO increased by over $7 million to $7.1 million. Comparing the fourth quarters of 2020 and 2021, revenue more than doubled and Cash NOI increased by 74% to $7.1 million. Our balance sheet remains strong, with Net Leverage of 40% and over 6 years of weighted-average debt maturity.

We remain highly confident in the long-term strength of New York City real estate based on our fundamental belief in the necessity of New York City office and retail space. We have built a pure-play New York City portfolio that features a mix of large, investment grade tenants including City National Bank, CVS, TD Bank and state government agencies. As of December 31st, NYC’s top 10 tenants were 72% investment grade or implied investment grade rated and have an average remaining lease term of 9.6 years, which we believe increases the quality and stability of earnings in our portfolio.

We have continued to drive New York City REIT forward during the last year, negotiating leases with new and existing tenants and growing rent collection across the portfolio. With a 55% total return since the beginning of 2021 and through March 1, 2022 and a current trading price that we believe is a significant discount to our NAV, we believe that our New York City portfolio is well positioned for the investment community to realize substantial gains as the market starts to appreciate the value being built.

I'll turn it over to Chris Masterson to go over the fourth quarter and full year financials.

Chris, can you take us through the results?

Christopher Masterson

Thanks Mike. Revenue was $70.2 million for the year ended December 31, 2021. Revenue for the fourth quarter was $24.2 million, compared to $9.9 million in the fourth quarter of 2020 and $15.8 million in the third quarter of 2021. Revenue for the fourth quarter and full year 2021 includes income from the accelerated amortization of the remaining unamortized balance of below-market lease liabilities of approximately $7.7 and $7.9 million, respectively, which is recorded in Revenue from tenants in the consolidated statements of operations. Revenue for the fourth quarter and full year 2021 also includes $1.4 million and $1.5 million in termination fees, respectively.

The company's full year GAAP net loss attributable to common stockholders was $39.5 million compared to a net loss of $41 million in 2020. Net loss for the quarter was $3.8 million, compared to net losses of $16.6 million in the fourth quarter 2020 and $11.1 million in the prior quarter.

Cash NOI for the fourth quarter was $7.1 million a 74% increase compared to $4.1 million in the fourth quarter of 2020 and a 24% increase over last quarter. For the fourth quarter of 2021, our FFO attributable to common stockholders was $4.9 million compared to negative $8.9 million in the same quarter of 2020 and negative $2.9 million in the third quarter, 2021. Core FFO was $7.1 million in the fourth quarter, or $0.53 per share, from negative $6.8 million, or negative $0.53 per share, in the fourth quarter, 2020 and an increase from negative $0.7 million, or negative $0.06 per share, in the third quarter. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplemental and Form 10-K.

NYC maintains a conservative balance sheet, with no debt maturities scheduled within the next three years and prudent net leverage at 40.1%. We ended the fourth quarter with net debt of $393.3 million at a weighted-average effective interest rate of 4.4% and a weighted average remaining debt term of 5.1 years.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Great, thank you, Chris.

We believe that our Manhattan-focused New York City portfolio is resilient and well positioned to deliver significant long-term value as COVID-19 continues to abate. Our independent directors, myself and the advisor and its affiliates have each separately demonstrated the depth of our commitment to NYC's long-term value by increasing our NYC ownership. In total, as of March 1st, NYC's independent board members owned over 57,000 shares of NYC and, separately, our advisor and its affiliates owned over 1,000,000 shares. This alignment of interests drives the pro-active approach to asset management that we believed has helped us successfully navigate the last two years. In addition to owning a significant number of shares, we have been able to leverage the substantial resources of our advisor throughout COVID to release vacant space, replace tenants and increase rent collections by utilizing the asset management and property management expertise of the platform. Despite being a microcap company, we have access to resources that have allowed us to be proactive on these fronts.

During this time we have worked with our tenants and licensees to sign new leases and agreements, collect over 96% of the original cash rents due in the fourth quarter, and replace tenants and operators who have surrendered their space. We believe there is significant upside potential and that we have positioned the company to benefit from a full post-COVID return to normalcy.

With that, Operator, please open the line for questions.

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